Exhibit 23.5

1295 Northern Boulevard
Manhasset, New York 11030
(516) 365-6272 · Fax (516) 365-6287
November 18, 2009
Delta Air Lines, Inc.
1030 Delta Boulevard
Atlanta, GA 30354-1989

Re:	Delta Air Lines, Inc. (the “Company”) Two Boeing 737-732, Ten Boeing 737-832, Nine Boeing 757-232, Three Boeing 767-332ER and Three Boeing 777-232LR Aircraft Appraisals
Ladies & Gentlemen:
We hereby consent to (i) the use of the report prepared by us with respect to the aircraft referred to above in the Prospectus included in Delta’s Registration Statement on Form S-3 relating to the Pass Through Certificates, Series 2009-1, (ii) the summary of such report in the Prospectus under the headings (a) “Summary — Summary of Terms of Certificates,” (b) “Summary — Equipment Notes and the Aircraft,” (c) “Summary — Loan to Aircraft Value Ratios,” (d) “Summary — The Offering”, (e) “Risk Factors — Risk Factors Relating to the Certificates and the Offering,” (f) “Description of the Aircraft and the Appraisals — The Appraisals” and (g) “Description of the Equipment Notes — Loan to Value Ratios of Equipment Notes” and (iii) references in the Prospectus to our firm under the headings “Description of the Aircraft and the Appraisals — The Appraisals” and “Experts”.

Sincerely, BK ASSOCIATES, INC.

John F. Keitz
JFK/kf	President ISTAT Senior Certified Appraiser And Appraiser Fellow